Exhibit 99.1
Foundation Building Materials, Inc.

Preliminary Financial Results for Three Months and Year Ended December 31, 2020

The consolidated financial statements of Foundation Building Materials, Inc. (the “Company”) for the year ended December 31, 2020 are unavailable at this time because the Company’s financial closing procedures are not yet complete.

The Company’s preliminary revenue is expected to be between approximately $493.5 million and $498.5 million for the three months ended December 31, 2020 and between approximately $2,025.0 million and $2,030.0 million for the year ended December 31, 2020. The Company’s preliminary net income from continuing operations is expected to be between approximately $7.0 million and $10.8 million for the three months ended December 31, 2020 and between approximately $42.2 million and $45.4 million for the year ended December 31, 2020. In addition, the Company expects preliminary Adjusted EBITDA, as defined below, for the three months ended December 31, 2020 to be between approximately $35.5 million and $40.5 million and between approximately $159.6 million and $164.6 million for the year ended December 31, 2020. See the tables below for a reconciliation of preliminary Adjusted EBITDA to the most directly comparable GAAP measure, net income from continuing operations (unaudited), for each of the high and low ends of our preliminary Adjusted EBITDA range.

These estimates may differ from actual results. Actual results remain subject to the completion of the Company’s year-end closing process, which includes a final review by our management. During the course of the preparation of the financial statements and related notes and the Company’s final review, additional items that require material adjustments to the preliminary financial estimates presented above may be identified. Therefore, you should not place undue reliance upon these preliminary financial results.

The preliminary financial estimates for the three months and year ended December 31, 2020 presented above have been prepared by, and are the responsibility of, management. Deloitte & Touche, LLP, the Company’s independent auditors, has not audited, reviewed, compiled or performed any procedures with respect to such preliminary information. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Information

In addition to presenting the Company’s financial results under generally accepted accounting principles in the United States (“GAAP”), the Company also presents certain non-GAAP financial measures for historical periods. Adjusted EBITDA is a non-GAAP financial measure and is being presented as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The Company calculates Adjusted EBITDA as net income from continuing operations before interest expense, net, income tax expense, depreciation and amortization, offering and public company readiness expenses, stock-based compensation, and other non-recurring adjustments.

Adjusted EBITDA is presented because it is an important metric used by management to assess the Company’s financial performance. The Company also believes Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. This measure, when used in conjunction with related GAAP financial measures, provides investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations.

Adjusted EBITDA has certain limitations. Adjusted EBITDA should not be considered as an alternative to net income, or any other measure of financial performance calculated or derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a liquidity measure because of the following non-inclusive limitations:

•    it does not reflect the Company’s cash outlays for capital expenditures or future contractual commitments;

Exhibit 99.1
•    it does not reflect changes in, or cash requirements for, working capital;
•    it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;
•    it does not reflect income tax expense or the cash necessary to pay income taxes; and
•    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and this non-GAAP measure does not reflect cash requirements for such replacements.
Other companies, including other companies in the Company’s industry, may not use this measure, or may calculate it differently than as presented in this exhibit, limiting its usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that, in the future, the Company will incur expenses that are the same as or similar to some of the adjustments made in our calculations, and the Company’s presentation of Adjusted EBITDA should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using Adjusted EBITDA as a supplemental financial metric and in conjunction with the Company’s results prepared in accordance with GAAP.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

The following is a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income from continuing operations (unaudited), for the high and low amounts of our estimated Adjusted EBITDA range noted above:

High End of Adjusted EBITDA Range	Three Months Ended December 31, 2020	Year Ended December 31, 2020
	2020	2020
(dollars in thousands)
Net income from continuing operations	$10,800	$45,400
Interest expense, net	6,000	27,300
Income tax expense	3,600	15,900
Depreciation and amortization	18,100	76,000
Stock-based compensation	1,500	5,800
(Gain) loss on disposal or sale of assets	(100)	300
Gain on legal settlement	(800)	(9,400)
Transaction costs(a)	1,600	3,500
Non-cash decrease in TRA liability	$(200)	$(200)
Adjusted EBITDA	$40,500	$164,600
Adjusted EBITDA margin(b)	8.2%	8.1%

(a)    Represents costs related to our transactions, including fees paid to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(b)    Adjusted EBITDA margin represents Adjusted EBITDA divided by preliminary revenue (reflecting the high end of the range).

Exhibit 99.1

Low End of Adjusted EBITDA Range	Three Months Ended December 31, 2020	Year Ended December 31, 2020
	2020	2020
(dollars in thousands)
Net income from continuing operations	$7,000	$42,200
Interest expense, net	6,000	27,300
Income tax expense	2,400	14,100
Depreciation and amortization	18,100	76,000
Stock-based compensation	1,500	5,800
(Gain) loss on disposal or sale of assets	(100)	300
Gain on legal settlement	(800)	(9,400)
Transaction costs(a)	1,600	3,500
Non-cash decrease in TRA liability	$(200)	$(200)
Adjusted EBITDA	$35,500	$159,600
Adjusted EBITDA margin(b)	7.2%	7.9%

(a)    Represents costs related to our transactions, including fees paid to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(b)    Adjusted EBITDA margin represents Adjusted EBITDA divided by preliminary revenue (reflecting the low end of the range).